Exhibit 10.3
DESCRIPTION OF 2015 SHORT-TERM INCENTIVE PLAN

On February 17, 2015, the Compensation Committee of the PG&E Corporation Board of Directors approved the performance measures and targets for the 2015 Short-Term Incentive Plan (“STIP”) under which officers and employees of PG&E Corporation and the Utility are provided the opportunity to earn cash awards to the extent that the performance goals in the areas of employee and public safety, customer satisfaction and electric reliability, and financial performance, are met. The performance measures, targets and weightings of the 2015 STIP components are shown in the following table:

Weight	2015 STIP Performance Measures	Threshold	Target	Maximum
50%	Safety
	Nuclear Operations
	Diablo Canyon Power Plant Reliability and Safety Indicator (1)
4%	DCPP Unit 1 Score	91.2	94.2	97.2
4%	DCPP Unit 2 Score	91.2	94.2	97.2
	Electric Operations
5%	Transmission and Distribution Wires Down (2)	2,615	2,540	2,400
5%	911 Emergency Response (3)	94.1%	95.0%	96.0%
	Gas Operations
6%	Gas In-Line Inspection and Upgrade Index (4)	0.500	1.000	2.000
5%	Gas Dig-ins Reduction (5)	2.30	2.06	1.94
5%	Gas Emergency Response (6)	21.5	21.0	20.0
	Employee Safety
8%	Lost Workday Case Rate (7)	0.376	0.330	0.305
8%	Serious Preventable Motor Vehicle Incident Rate (8)	0.274	0.239	0.218
25%	Customer
15%	Customer Satisfaction Score (9)	76.7	77.2	77.7
10%	System Average Interruption Duration Index (10)	110.2	106.6	102.6
25%	Financial
25%	Earnings from Operations (11)	- -	- -	- -

(1) Diablo Canyon Power Plant (“DCPP”) Reliability and Safety Indicator—Year-end score of 12 performance indicators reported to the Institute of Nuclear Power Operations for DCCP Units 1 and 2.
(2) Transmission and Distribution Wires Down—Number of unplanned sustained outage events involving at least one downed overhead electric transmission or primary distribution conductor.
(3) 911 Emergency Response—Percentage of time that Utility personnel are on site within 60 minutes after receiving a 911 call of a potential Utility electric hazard.
(4) Gas In-Line Inspection and Upgrade Index—Index measuring the Utility’s ability to complete planned in-line inspections and pipeline retrofit projects.
(5) Gas Dig-ins Reduction—Number of third-party dig-ins to gas assets per 1,000 Underground Service Alert tickets.
(6) Gas Emergency Response—Average response time (in minutes) to an immediate response gas emergency order.
(7) Lost Workday Case Rate—Number of recordable incidents (as defined by OSHA) that result in a lost workday per 200,000 hours worked (or for approximately every 100 employees). For performance at the threshold level or higher, the final result for this measure will be increased a quarter point up to the maximum payout if there are zero serious incidents (as defined by OSHA) in 2015.
(8) Serious Preventable Motor Vehicle Incident (“SPMVI”) Rate—Number of SPMVIs occurring that the driver could have reasonably avoided, per 1 million miles driven.
(9) Customer Satisfaction Score—Overall satisfaction of customers with the products and services offered by the Utility, as measured through a quarterly survey.
(10) System Average Interruption Duration Index —Total time that the average customer is without electric power during a given time period (measured in number of minutes).
(11) Earnings from Operations—PG&E Corporation’s actual earnings from operations compared to budget.  The financial measure is not calculated in accordance with generally accepted accounting principles (“GAAP”).  Earnings from operations consists of income available for common shareholders, as calculated in accordance with GAAP, but excludes items impacting comparability which represent income or expenses that are not considered to be part of normal, ongoing core operations.

The Committee retains complete discretion to determine and pay all 2015 STIP awards to officers and non-officer employees.  This includes discretion to reduce the final score on any and all measures downward to zero. Upon recommendation of the PG&E Corporation Chief Executive Officer, the Committee may apply an individual performance modifier (0% to 150%) to an officer’s award.